QuickLinks -- Click here to rapidly navigate through this document

As filed with the Security and Exchange Commission on May 21, 2003

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SPHERIX® INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	52-0849320 (I.R.S. Employer Identification No.)
12051 Indian Creek Court, Beltsville, Maryland (Address of Principal Executive Offices)	20705 (Zip Code)
2003 Employee Stock Purchase Plan (Full title of the Plan)
Name, address and telephone number of agent for service:	Please send copies of all communications to:
Dr. Gilbert V. Levin Chief Executive Officer Spherix Incorporated 12051 Indian Creek Court Beltsville, Maryland 20705 (301) 419-3900	James E. Baker, Jr., Esq. Baxter, Baker, Sidle, Conn & Jones, P.A. 120 E. Baltimore Street, Suite 2100 Baltimore, Maryland 21202-1643 (410) 385-8122

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $.005 per share	500,000 shares	$6.99	$3,495,000	$282.75

(1)
This Registration Statement shall also cover any additional shares of common stock of Registrant which become issuable under the 2003 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act based on a price of $6.99 per share, the last sales price of the common stock of Registrant on May 16, 2003, as reported on the NASDAQ National Market System.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

        The following documents are hereby incorporated by reference in this Registration Statement and made a part hereof:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

        (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (1) above.

        (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in an incorporated document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Description of Capital Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock, $.005 par value, and 2,000,000 shares of preferred stock, $.01 par value. As of the close of business on December 31, 2002, there were 11,351,057 shares of common stock outstanding and no shares of preferred stock outstanding.

        The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. In the event of the dissolution of our company, the holders of common stock are entitled to share ratably in the assets legally available for distribution to its shareholders after the payment of the liquidation preference of any outstanding preferred stock. The holders of the common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments. The common stock currently outstanding is, and the common stock issued in this offering will be, validly issued, fully paid and nonassessable.

        Except as otherwise provided in our charter or required by law, the holders of shares of common stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have the right of cumulative voting in connection with elections for directors, which means the holders of more than half the outstanding shares of common stock can elect all of the directors.

        We are also authorized to issue 2,000,000 shares of preferred stock. Our Board of Directors is authorized to issue the preferred stock in one or more series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations, or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting each series and the designation of such series. The Board of Directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of the common stock.

        One of the effects of the preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the management.

        Each share of our common stock trades with and has attached to it a right to purchase shares of preferred stock. The terms of the rights are set forth in a Rights Agreement dated as of February 16, 2001, between our company and American Stock Transfer & Trust Co. as Rights Agent. Each right entitles the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price of $16.00, subject to adjustment. The rights are currently evidenced by common stock certificates and are not exercisable until the earlier of:

  •
  the tenth day following the date of public announcement that a person or group of affiliated or associated persons has acquired, or has obtained the right to acquire, 10% or more of the outstanding shares of our common stock without the prior express written consent of the Board of Directors; or

  •
  the tenth day following the commencement of a tender offer or exchange offer by a person, without the prior written consent of the Board of Directors, which offer, upon consummation would result in such person's control of 10% or more of our common stock.

        If not exercised by the holders or earlier redeemed or exchanged by us, the right will expire on December 31, 2010. The purchase price payable, and the number of shares of Series A preferred stock or other securities or property issuable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution by action of the Board of Directors and in circumstances described in the Rights Agreement.

        For more information regarding the rights attached to our common stock, you may refer to the Form 8-K filed with the Securities and Exchange Commission on March 6, 2001.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        The Company's charter and by-laws provide that each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by applicable law against all liability and loss suffered and expenses reasonably incurred by such person in connection with the defense of any action, suit or proceeding (including any appeal therein) in which they or any of them are made parties or a party by reason of being or having been directors or officers.

        Under the laws of the State of Delaware a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a nolo contendere plea, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful. Indemnification of expenses (including attorneys' fees) is allowed in derivative actions except no indemnification is permitted in respect of any claim, issue or matter as to which any such person has been adjudged to be liable unless the trial court decides that indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). A determination that the person to be indemnified met the applicable standard of conduct is made by the board of directors by majority vote of a quorum consisting of directors not a party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses, including attorneys' fees, may be paid in advance upon receipt of undertakings to repay by the director or officer if it is ultimately determined that he is not entitled to be indemnified by the corporation. The right of indemnification and advancement of expenses continues as to any person who has ceased to be a director, officer or agent unless otherwise provided in the authorization.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

        See Exhibit Index immediately following the signature page.

Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Beltsville, State of Maryland, on May 15, 2003.

SPHERIX INCORPORATED
By:	/s/ Gilbert V. Levin Gilbert V. Levin, Ph.D., Chief Executive Officer and Director

By:	/s/ Richard C. Levin Richard C. Levin, Chief Financial Officer

By:	/s/ Robert Clayton Robert Clayton, Controller

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Lionel V. Baldwin Lionel V. Baldwin	Director	May 15, 2003
/s/ Thomas Gantt Thomas Gantt	Director	May 15, 2003
/s/ Gilbert V. Levin Gilbert V. Levin	Director	May 15, 2003
/s/ M. Karen Levin M. Karen Levin	Director	May 15, 2003
/s/ Anne S. MacLeod Anne S. MacLeod	Director	May 15, 2003
/s/ Thomas G. Moore Thomas G. Moore	Director	May 15, 2003
/s/ Carol Y. Sanchez Carol Y. Sanchez	Director	May 15, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1	2003 Employee Stock Purchase Plan (Incorporated by reference from the Registrant's Annual Proxy Statement for its May 15, 2003 Annual Meeting, File No. 000-05576)
5	Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A.
23.1	Consent of Baxter, Baker, Sidle Conn & Jones, P.A. (contained in Exhibit 5)
23.2	Consent of Independent Certified Public Accountants

QuickLinks

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX